Exhibit 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Macy’s, Inc.:
We consent to the incorporation by reference in the registration statements (Nos. 333-192917, 333‑160564, 333-153721, 333-153720, 333-153719, 333-133080, 333-104017, and 333-185575) on Form S-8 and (No. 333-185321) on Form S-3 of Macy’s, Inc. and subsidiaries (“Macy’s, Inc.”) of our report dated April 2, 2014, with respect to the consolidated balance sheets of Macy’s, Inc. as of February 1, 2014 and February 2, 2013, and the related consolidated statements of income, comprehensive income, shareholders’ equity and cash flows for each of the years in the three-year period ended February 1, 2014, and the effectiveness of internal control over financial reporting as of February 1, 2014, which report appears in the February 1, 2014 annual report on Form 10‑K of Macy’s, Inc.
/s/ KPMG LLP
Cincinnati, Ohio
April 2, 2014